Filed Pursuant to Rule 433

Registration No. 333-202491

July 23, 2015

TERM SHEET

$450,000,000 3.500% Senior Notes Due 2025

$300,000,000 4.625% Senior Notes Due 2045

Issuer:	HARLEY-DAVIDSON, INC.

Format:	SEC registered

Trade Date:	July 23, 2015

Settlement Date:	July 28, 2015 (T + 3)

Anticipated Ratings:*	Moody’s: A3 (stable outlook)
S&P: A- (stable outlook)
Fitch: A (stable outlook)

$450,000,000 3.500% Senior Notes Due 2025

Principal Amount:	$450,000,000

Maturity Date:	July 28, 2025

Coupon (Interest Rate):	3.500%

Treasury Benchmark:	2.125% UST due May 15, 2025

Benchmark Treasury Price and Yield:	98-24+; 2.266%

Spread to Benchmark Treasury:	T + 130 bps

Yield to Maturity:	3.566%

Price to Public:	99.449%

Interest Payment Dates:	January 28 and July 28 of each year, beginning on January 28, 2016

Optional Redemption:	At any time prior to April 28, 2025, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 20 basis points). At any time on or after April 28, 2025 (three months prior to maturity), at 100% of the principal amount plus accrued and unpaid interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	412822AD0 / US412822AD08

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$300,000,000 4.625% Senior Notes Due 2045

Principal Amount:	$300,000,000

Maturity Date:	July 28, 2045

Coupon (Interest Rate):	4.625%

Treasury Benchmark:	2.500% UST due February 15, 2045

Benchmark Treasury Price and Yield:	90-14+; 2.989%

Spread to Benchmark Treasury:	T + 165 bps

Yield to Maturity:	4.639%

Price to Public:	99.774%

Interest Payment Dates:	January 28 and July 28 of each year, beginning on January 28, 2016

Optional Redemption:	At any time prior to January 28, 2045, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 25 basis points). At any time on or after January 28, 2045 (six months prior to maturity), at 100% of the principal amount plus accrued and unpaid interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	412822AE8 / US412822AE80

* * *

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Senior Co-Manager:	U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp.
CastleOak Securities, L.P.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 212-834-4533.

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